Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-200459, 333-131485, 333-128131, and 333-89541 on Forms S-3 and Registration Statements No. 333-201679, 333-139048, 333-123602, 333-38172, 333-34498, 333-73624 and 333-51314 on Forms S-8 of our reports dated November 14, 2016, relating to the consolidated financial statements of Franklin Covey Co. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, “Balance Sheet Classification of Deferred Taxes”), and the effectiveness of Franklin Covey Co.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Franklin Covey Co. for the year ended August 31, 2016.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
November 14, 2016